CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Stance Sustainable Beta ETF, a series of EA Series Trust, and to the use of our report dated May 28, 2024 on the financial statements and financial highlights of AXS Change Finance ESG ETF, a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the March 31, 2024 Annual Report to Shareholders, which is incorporated by reference into the Registration Statement.

                            /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2025